Exhibit 99.2
April 19, 2023

Fellow Calix stockholders:

In the first quarter of 2023, the Calix team executed with excellence and delivered record quarterly revenue of $250.0 million. We continued to see strong demand for our platform and managed services as we support Calix partnered Broadband Service Providers (BSPs) to maximize the once-in-a-generation opportunity ahead. Furthermore, our business continues to evolve into a sequential growth story as our first quarter revenue grew from the fourth quarter for the second year in a row. In short, the predictability of our business continues to improve each quarter.

For the last three years, our team has consistently executed with discipline on this enormous opportunity, which is evident by our excellent balance sheet metrics. Days sales outstanding (DSO) was 34, and inventory turns settled in around 3, which improved our ability to support our BSPs’ subscriber demand. With cash and investments of $257.1 million and no debt, our balance sheet will only strengthen as we continue our profitable growth and invest less in inventory.

One of the most crucial but often overlooked indicators of business strength is a purpose-driven culture, and Calix’s culture continues to improve every quarter. A notable example of this improvement is John Durocher, a cloud industry veteran with an outstanding track record, choosing to join Calix as EVP and Chief Customer Officer over his many other options. Durocher now leads Calix’s customer success, services, education and support organizations, enabling BSPs to maximize the once-in-a-generation opportunity ahead by transforming their businesses. Moreover, Calix’s “better, better, never best” culture was recognized as the number one Best Place to Work in the Bay Area by Comparably, with the Sales, Marketing, Engineering and HR teams being ranked in the top 20 globally.

The across-the-board execution is perfectly timed as legacy “dumb-pipe” service providers, who are cutting capital expenditures to support debt as their “selling speed” strategy fails, are being disrupted by Calix platform-based BSPs. These BSPs have a high-margin, high-growth business model that continues to attract capital investment and strengthens every 91-days as Calix delivers enhancements to our unique platform (Revenue EDGE, Intelligent Access EDGE and Calix Cloud) and growing ecosystem of
SmartLife managed services (SmartHome, SmartBiz and SmartTown). These enhancements enable BSPs to simplify through platform-enabled operational simplicity which yields the lowest costs and highest margins and excite through incredible subscriber experiences that yield the highest subscriber loyalty and revenue per user. Simplify and excite set the foundation on which a Calix partnered BSP will grow over the long term. Examples include:

•Simplify a BSP’s market expansion while delivering differentiated value through the rapid expansion of the Revenue EDGE systems portfolio. The platform eliminates complexity as every new Revenue EDGE system is pre-integrated into Marketing, Support and Operations Cloud, enabling those teams to launch across all SmartLife scenarios in days, instead of months or years. For example, the GigaPro p6he can support outdoor Wi-Fi roaming at substantially better range and performance of consumer products for SmartHome scenarios (e.g., by the pool or in the barn) or SmartBiz scenarios (e.g., on the restaurant patio), while enabling the SmartTown scenarios of subscriber, education, event, agricultural and organizational Wi-fi roaming around the community with zero incremental capital or complexity, thereby eliminating the need for overlayed wireless networks.

•Excite with the launch of SmartBiz, a purpose-built managed service that enables a BSP to help their community’s small businesses thrive with zero incremental complexity. BSP teams can leverage Marketing, Support and Operations Cloud to reach over 30 million underserved U.S. small businesses by going well beyond connectivity.

•Grow by accessing green-based sources of funding, as the Calix Intelligent Access EDGE consolidated network architecture is the greenest architecture, yielding power savings of up to 75% and operating expense savings of up to 80% monthly. Additionally, BSPs will be able to easily articulate how Calix supports their ESG initiatives as Martha Galley was appointed EVP of Corporate Social Responsibility to support these customer initiatives.

The industry continues to acknowledge the power of our platform, and the success that Calix- partnered BSPs are achieving by leveraging it to disrupt legacy service providers, through recent awards including:

•PCMag Names 28 Calix Customers Across 43 States as “Best Gaming ISPs for 2023”
•Calix and its customers win the prestigious Best Advertiser award from Digiday for the Calix Market Activation videos starring comedian Gerry Dee
•Calix Marketing Cloud Is Named a 2023 Product of the Year Award Winner by Internet Telephony and Cloud Computing Magazines

As the only platform company enabling BSPs to maximize the once-in-a-generation opportunity presented by the disruption of the communications industry, our leadership team is confident that our financial performance will continue to improve across four measurable objectives:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

Our focus remains on identifying strategically aligned service providers, regardless of their type, size or location, which are ready to transform their businesses, and partners that are ready to integrate with our platform to speed the success of our BSP customers and their communities. We remain committed to investing fulsomely to support our mission, vision and strategic plan while maintaining operating expense discipline to drive long-term financial success.

First Quarter 2023 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP [1]
Revenue	$250.0m	$250.0m	$242m – $248m
Gross margin	51.2%	51.8% [2]	50.5% – 52.5% [2]
Operating expenses	$118.1m	$102.7m [2]	$99.0m – $102.0m [2]
Net income per diluted common share	$0.14	$0.31 [2]	$0.24 – $0.30 [2]

[1]	Non-GAAP guidance provided on January 25, 2023.
[2]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 15.

Revenue, 1Q22 - 1Q23
$250M
$200M
$150M
$100M
$50M
$0M
1Q22
2Q22
3Q22
4Q22
1Q23

The demand for our platform and managed service offerings, combined with improvements in supply, led to another quarter of modest revenue over performance as we exceeded the high end of the guidance range provided in our January shareholder letter. Revenue was a record $250.0 million, representing an increase of 2% from the prior quarter and 35% compared with the same quarter a year ago.

Revenue EDGE revenue declined by 9% from the prior quarter due to lower system shipments but was up 33% compared with the year ago quarter as both new and existing customers continued to add subscribers. We achieved a record quarter for the Intelligent Access EDGE with revenue up 16% from the prior quarter and increasing by 211% compared with the year ago quarter, driven by the technology upgrade cycle to consolidated networks and 10 Gigabit PON.

As we previously discussed in our January stockholder letter, we no longer break out systems and services revenue in the chart above given the consistency of services at roughly 5% of revenue over the past few years.

U.S. revenue was 91% of revenue in the first quarter of 2023 and increased 3% sequentially and 38% compared with the year ago quarter. International revenue was 9% of revenue in the first quarter of 2023, declining sequentially by 5% primarily due to lower shipments to Americas customers outside the United States and African customers, partially offset by higher shipments to European customers. International revenue increased 14% compared with the year ago quarter primarily due to higher shipments to European customers, partially offset by lower shipments to Americas customers outside the United States and African customers.

Revenue by Customer Size, 1Q22 - 1Q23
100%
80%
60%
40%
20%
0%
7%
10%
83%
8%
8%
84%
7%
14%
79%
7%
15%
78%
11%
16%
73%
1Q22
2Q22
3Q22
4Q22
1Q23
Small (<250K)
Medium (250K <2.5M)
Large (>2.5M)

As we have said before, technology disruptions start with small customers and eventually work their way up to large customers. Revenue from small customers was 73% of revenue in the first quarter of 2023, down from 78% in the prior quarter, and decreased 4% in absolute dollars primarily due to lower Revenue Edge system shipments. Revenue from medium-sized customers was 16% of revenue in the first quarter of 2023, up from 15% in the prior quarter, and increased 7% in absolute dollars. The increase is mostly due to the increasing sales to a medium-sized customer added in 2022. Revenue from large customers was 11% of revenue in the first quarter of 2023, an increase from 7% in the prior quarter and up 56% in absolute dollars. The increase is primarily due to the timing of shipments to one large platform customer.

We continue to focus on finding strategically aligned customers of all types and sizes that recognize the need for business transformation enabled by our platform and managed service offerings. In the first quarter of 2023, we landed 11 new BSP customers.

Platform and Managed Services Adoption, 1Q22 - 1Q23
864
776
244
904
803
270
942
830
285
950
844
293
988
865
334
Q122
Q222
Q322
Q422
Q123
Revenue EDGE/Intelligent Access EDGE
Calix Cloud
Managed Services

Greater adoption of our platform and managed services was again evidenced by the continued increase in all three metrics compared with the prior quarter. As we have noted previously, our platform and managed services monetize based on subscriber count, and the growth in subscribers and on-going adoption of our platform and managed services form the “expand” in our “land and expand” strategy. Over time, the recurring revenue from continued platform and managed services adoption will drive higher gross margin.

Our platform consists of Revenue EDGE, Intelligent Access EDGE and Calix Cloud. We added 38 new Revenue EDGE and/or Intelligent Access EDGE deployments in the first quarter of 2023. By deploying the Revenue EDGE, BSPs can quickly implement and sell managed services, thereby increasing their average revenue per user at the highest possible margin with the greatest levels of subscriber satisfaction.

We added 21 new Calix Cloud deployments, which include Marketing Cloud, Support Cloud and/or Operations Cloud in the first quarter of 2023. Calix Cloud allows our BSPs to benefit from the power of data-driven insights to drive best-in-class net promoter scores.

And our Managed Services showed strong growth as we added 41 new deployments in the first quarter of 2023. We are currently offering 8 managed services consisting of Wi-FiIQ, CommandIQ, ProtectIQ, ExperienceIQ, Arlo Secure, Bark, Servify and SmartBiz.

Remaining performance obligations, or RPOs, result from long-term commitments made by our customers and consist mainly of Calix Cloud, managed services, extended warranties and support/ maintenance agreements, while excluding licensed software, usage-based models and true-ups. These commitments generally have an initial term of three years. In the first quarter of 2023, our RPOs were $206.2 million, which is an increase of $7.2 million, or 4% from the prior quarter and represents another quarter of sequential growth, and up $68.2 million, or 49%, from the same quarter a year ago. The increases reflect the continued adoption of our platform offerings by an increasing number of our BSP customers. Our expectation is that we will see RPO growth every quarter for the foreseeable future albeit the quarterly increases may vary.

Gross Margin, 1Q22 - 1Q23
52.0%
51.0%
50.0%
49.0%
1Q22
2Q22
3Q22
4Q22
1Q23
GAAP GM
Non-GAAP GM

For the third consecutive quarter, our gross margin moved higher after bottoming in the second quarter of 2022 as our platform solutions grew and the supply chain continued the slow process of normalizing. Our GAAP gross margin increased 10 basis points sequentially and 160 basis points year-over-year to 51.2%. Included in GAAP gross margin is stock-based compensation, intangible asset amortization and U.S. tariff refunds. Excluding these items, our non-GAAP gross margin was 51.8% for the first quarter of 2023, which was above the mid-point of our guidance range and represents an increase of 20 basis points sequentially and 170 basis points from the year ago period. The improvement was primarily due to revenue mix as we continue to grow our platform model. As stated earlier, we are reporting total revenue only. Hence, this chart reflects GAAP and non-GAAP gross margin for revenue.

Operating Expenses, 1Q22 - 1Q23
$120M
$100M
$80M
$60M
$40M
$20M
$0M
1Q22
2Q22
3Q22
4Q22
1Q23
S&M
R&D
G&A
Stock Comp

To capitalize on the once-in-a-generation opportunity ahead, we continue to invest fulsomely to our target financial model. Our GAAP and non-GAAP operating expenses for the first quarter of 2023 were $118.1 million and $102.7 million, and represented 47.2% and 41.1% of revenue, respectively. Sequentially, GAAP and non-GAAP operating expenses increased by 5.6% and 3.5%, respectively, primarily due to increased headcount. Compared with the year ago quarter, GAAP and non-GAAP operating expenses increased by 44.1% and 42.5%, respectively, primarily due to ongoing investments in headcount within sales and marketing, a growing level of investments in research and development programs and continued outlays to expand our IT systems. These investments remain critical to support the current and future demand for our platform offerings. Non-GAAP sales and marketing investments were 19.0% of revenue, in the middle of target financial model range of 18% to 20%. Non-GAAP research and development investments were 30.0% of gross profit, which is slightly ahead of our target financial model of 29%, primarily due to the timing of hiring. Non-GAAP general and administrative investments were 6.6% of revenue, below our target financial model of 7% as our revenue growth continued to exceed our target financial model and professional fees were lower than budget.

Net Income, 1Q22 - 1Q23
$25M
$20M
$15M
$10M
$5M
$0M
1Q22
2Q22
3Q22
4Q22
1Q23
GAAP Net Income
Non-GAAP Net Income

Our GAAP net income of $9.6 million for the first quarter of 2023 decreased by approximately $2.3 million sequentially primarily due to increased headcount and more specifically stock-based compensation, and increased approximately $1.5 million from the same quarter a year ago. GAAP net income for the first quarter of 2023 included stock-based compensation of $16.2 million and intangible asset amortization of $0.7 million, partially offset by the income tax effect for these items of $5.0 million. Our non-GAAP net income for the first quarter of 2023 was $21.5 million, a decrease of $2.6 million from $24.1 million in the prior quarter. The decrease is mainly due to a higher income tax provision of $2.8 million. Non-GAAP net income increased $6.5 million when compared with $15.0 million in the same quarter a year ago.

Balance Sheet and Cash Flow

Cash Conversion Cycle, 1Q22 - 1Q23
140 Days
130 Days
120 Days
110 Days
100 Days
1Q22
2Q22
3Q22
4Q22
1Q23

Our pristine balance sheet continued to strengthen. Our DSO at the end of the first quarter 2023 was 34 days, down one day from the prior quarter and down 10 days from the same quarter a year ago. Our target financial model for DSO remains between 35 and 45 days. Inventory turns were 2.9, down slightly from 3.0 turns at the end of the prior quarter and down from 3.3 turns at the end of the first quarter a year ago. The decrease in inventory turns, both sequentially and year-over-year, were the result of us building more inventory to better support the BSPs’ subscriber demand. The first quarter 2023 inventory turns were under the low end of our target financial model of 3 to 4 turns. As the supply chain continues to normalize, we expect our inventory turns will return within the range this year. Days payable outstanding (DPO) at the end of the first quarter was 25 days, down 7 days from the prior quarter and down 8 days from the year ago quarter. Our target financial model for DPO is to be between 25 and 35 days. Our cash conversion cycle was 135 days compared with 125 days in the prior quarter and 121 days in the same quarter last year. The increase in days is mostly due to lower inventory turns and DPO partially offset by a decrease in DSO. Our target financial model remains for our cash conversion cycle to be between 100 and 130 days.

Cash Flow, 1Q22 - 1Q23
$10M
$5M
$0M
1Q22
2Q22
3Q22
4Q22
1Q23
Operating Cash Flow
Free Cash Flow

We ended the first quarter of 2023 with record cash and investments of $257.1 million, a sequential increase of $15.3 million. The increase was primarily the result of proceeds from equity-based employee benefit plans of $12.5 million and positive non-GAAP free cash flow of $3.5 million. During the first quarter of 2023, we also repurchased $1.2 million of our common stock at an average price of $48.05.

Compared with the same quarter a year ago, our cash and investments increased by $43.9 million due primarily to proceeds from equity-based employee benefit plans of $34.0 million and positive free cash flow of $12.5 million. We expect both operating and free cash flow will improve over the course of 2023 due to continued profitable growth and improved inventory turns as our supply chain continues to normalize.

Second Quarter 2023 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$255m – $261m	$255m – $261m
Gross margin	51.0% – 53.0% [1]	50.4% – 52.4%
Operating expenses	$105.0m – $108.0m [1]	$123.0m – $126.0m
Net income per diluted common share [2]	$0.28 – $0.34 [1]	$0.07 – $0.13

[1]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 16.
[2]	Based on 70.1 million weighted-average diluted common shares outstanding.

Our guidance for the second quarter of 2023, ending July 1, 2023, reflects our expectations as of the date of this letter.

Our revenue guidance for the second quarter of 2023, at the mid-point, is for revenue to be up approximately 3% compared with the prior quarter. This expectation reflects continued strong customer demand for our platforms and managed services, current inventory and assessment of supply chain normalization.

Our non-GAAP gross margin guidance for the second quarter of 2023, at the midpoint, represents an increase of 20 basis points relative to the prior quarter. The increase reflects continued supply chain normalization and our platform offerings growing as a percentage of revenue. We expect our annual non-GAAP gross margin to increase by 100 to 200 basis points as our shift to more software revenue continues and supply chain headwinds abate.

Our non-GAAP operating expense guidance for the second quarter of 2023, at the mid-point, represents our intention to invest fully to our target model to address the opportunity in front of us.

We expect our 2023 non-GAAP effective income tax rate to be in the range of 24% to 26% of non-GAAP pretax income, which is a reduction from our previous guidance of 25% to 27%.

Summary

We remain in the early stages of a once-in-a-generation secular disruption of the service provider industry. With every conversation with customers and partners, we validate that our platform and managed services are enabling our mission to help all Calix partnered BSPs succeed. We are very proud that our BSP customers are gaining market share, growing revenue while improving their margins, and expanding in the communities they serve against legacy incumbents every day.

The three vectors driving our business remain the same – subscriber additions for our BSP customers, expansion of our clouds, software and managed services across existing customers, and adding new likeminded BSPs who recognize our platform delivers lower costs to maximize margin, improves their subscriber’s experience and generates a higher average revenue per user – and are providing the foundation for us to grow at a relentless pace.

With a once-in-a-generation growth opportunity in front of us, a strong team that continues to execute our strategy in a deliberate, disciplined and predictable manner, and a pristine balance sheet to support operational investments and the needs of our BSP customers, we are confident that we are just beginning to tap into our potential for growth.

We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, April 20, 2023, at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our first quarter 2023 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13737082

The conference call and webcast will include forward-looking information.

Investor Inquiries
Jim Fanucchi
VP, Investor Relations
InvestorRelations@calix.com
(408) 404-5400

About Calix
Calix, Inc. (NYSE: CALX) — Broadband service providers (BSPs) of all sizes leverage the Calix broadband platform and managed services to simplify their businesses, excite their subscribers and grow their value. The Calix platform and managed services enable our customers to grow their subscriber base, revenue, profitability and subscriber satisfaction—and ultimately transform the communities they serve. Calix is dedicated to driving continuous improvement in partnership with our growing ecosystem to support the transformation of our BSP customers and their communities.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, component and logistics costs, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platform, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, free cash flow and liquidity, and future financial performance (including the outlook for the second quarter of 2023 and future periods and performance against our target financial model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platform, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, protracted product shortages and unavailability of systems to meet customer orders, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash charges for stock-based compensation, intangible asset amortization, U.S. tariff refunds and impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months Ended
	April 1,	April 2,
	2023	2022

Revenue	$250,008	$184,948
Cost of revenue	121,957	93,156
Gross profit	128,051	91,792
Operating expenses:
Sales and marketing	51,865	36,091
Research and development	43,173	29,817
General and administrative	23,077	16,031
Total operating expenses	118,115	81,939
Operating income	9,936	9,853
Interest income and other expense, net:
Interest income, net	1,640	35
Other expense, net	(167)	(68)
Total interest income and other expense, net	1,473	(33)
Income before income taxes	11,409	9,820
Income taxes	1,811	1,701
Net income	$9,598	$8,119
Net income per common share:
Basic	$0.15	$0.13
Diluted	$0.14	$0.12
Weighted average number of shares used to compute net income per common share:
Basic	65,558	64,489
Diluted	69,857	68,405

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	April 1,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$94,186	$79,073
Marketable securities	162,864	162,642
Accounts receivable, net	92,209	93,804
Inventory	156,513	149,160
Prepaid expenses and other current assets	70,302	62,691
Total current assets	576,074	547,370
Property and equipment, net	27,419	25,834
Right-of-use operating leases	10,060	9,283
Deferred tax assets	167,918	167,031
Goodwill	116,175	116,175
Other assets	17,181	19,142
	$914,827	$884,835
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,376	$41,407
Accrued liabilities	80,838	90,474
Deferred revenue	44,497	33,541
Total current liabilities	160,711	165,422
Long-term portion of deferred revenue	25,121	25,072
Operating leases	8,825	8,442
Other long-term liabilities	2,331	6,332
Total liabilities	196,988	205,268
Stockholders’ equity:
Common stock	1,656	1,644
Additional paid-in capital	1,097,596	1,070,100
Accumulated other comprehensive loss	(1,307)	(2,473)
Accumulated deficit	(380,106)	(389,704)
Total stockholders’ equity	717,839	679,567
	$914,827	$884,835

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended
	April 1,	April 2,
	2023	2022
Operating activities:
Net income	$9,598	$8,119
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	16,220	10,467
Depreciation and amortization	3,723	3,943
Deferred income taxes	(681)	277
Net accretion of available-for-sale securities	(708)	—
Changes in operating assets and liabilities:
Accounts receivable, net	1,595	(2,733)
Inventory	(7,353)	(16,137)
Prepaid expenses and other assets	(7,083)	(6,738)
Accounts payable	(5,899)	8,186
Accrued liabilities	(8,688)	802
Deferred revenue	11,005	3,956
Other long-term liabilities	(3,617)	(2,777)
Net cash provided by operating activities	8,112	7,365
Investing activities:
Purchases of property and equipment	(4,618)	(3,231)
Purchases of marketable securities	(54,908)	(73,034)
Maturities of marketable securities	56,248	56,119
Net cash used in investing activities	(3,278)	(20,146)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	12,471	6,023
Repurchases of common stock	(1,183)	—
Payments related to financing arrangements	(1,066)	(137)
Net cash provided by financing activities	10,222	5,886
Effect of exchange rate changes on cash and cash equivalents	57	(69)
Net increase (decrease) in cash and cash equivalents	15,113	(6,964)
Cash and cash equivalents at beginning of period	79,073	51,333
Cash and cash equivalents at end of period	$94,186	$44,369

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)

	April 1, 2023	December 31, 2022	October 1, 2022	July 2, 2022	April 2, 2022
GAAP gross margin	51.2%	51.1%	50.1%	49.6%	49.6%
Adjustments to GAAP amount:
Stock-based compensation	0.3	0.3	0.3	0.3	0.3
Intangible asset amortization	0.3	0.2	0.3	0.3	0.4
U.S. tariff refunds	—	—	—	(0.1)	(0.2)
Non-GAAP gross margin	51.8%	51.6%	50.7%	50.1%	50.1%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	April 1,	December 31,	October 1,	July 2,	April 2,
	2023	2022	2022	2022	2022
GAAP operating expenses	$118,115	$111,833	$98,567	$90,479	$81,939
Stock-based compensation	(15,420)	(12,590)	(10,329)	(9,357)	(9,852)
Non-GAAP operating expenses	$102,695	$99,243	$88,238	$81,122	$72,087

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	April 1,	December 31,	October 1,	July 2,	April 2,
	2023	2022	2022	2022	2022
Net cash provided by operating activities	$8,112	$6,105	$6,714	$6,999	$7,365
Purchases of property and equipment	(4,618)	(4,807)	(3,394)	(2,635)	(3,231)
Non-GAAP free cash flow	$3,494	$1,298	$3,320	$4,364	$4,134

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	April 1,	December 31,	October 1,	July 2,	April 2,
	2023	2022	2022	2022	2022
GAAP net income	$9,598	$11,927	$13,443	$7,521	$8,119
Adjustments to GAAP amount:
Stock-based compensation	16,220	13,325	11,027	10,008	10,467
Intangible asset amortization	658	658	658	658	658
U.S. tariff refunds	—	—	—	(274)	(367)
Income tax effect of non-GAAP adjustments	(4,978)	(1,857)	(1,362)	(3,128)	(3,834)
Non-GAAP net income	$21,498	$24,053	$23,766	$14,785	$15,043

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share [1]
(Unaudited)
Three Months Ended April 1, 2023

GAAP net income per diluted common share	$0.14
Adjustments to GAAP amount:
Stock-based compensation	0.23
Intangible asset amortization	0.01
Income tax effect of non-GAAP adjustments	(0.07)
Non-GAAP net income per diluted common share	$0.31

[1]	Based on 69.9 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending July 1, 2023
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	50.4% - 52.4%	0.3%	0.3%	51.0% - 53.0%
Operating expenses	$123,000 - $126,000	$(18,000)	$ —	$105,000 - $108,000
Net income per diluted common share [1]	$0.07 - $0.13	$0.20 [2]	$0.01 [2]	$0.28 - $0.34

[1]	Based on 70.1 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.